EXHIBIT 99.1

Sadot Group Announces 1-for-20 Reverse Stock Split

BURLESON, TX / ACCESSWIRE / May 22, 2026 /Sadot Group Inc. (NASDAQ: SDOT) (“Sadot” or the “Company”), today announced that it will effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of its common stock.

The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on May 27, 2026. The common stock will continue to trade on The Nasdaq Capital Market under the symbol “SDOT” and will begin trading on a post-split basis when the market opens on May 27, 2026. The new CUSIP number for the common stock following the Reverse Stock Split will be 627333503.

The Reverse Stock Split was approved by the Company’s Board of Directors on May 21, 2026, and primarily intended to bring the Company into compliance with the minimum $1.00 per share requirement for continued listing on NASDAQ.

As a result of the Reverse Stock Split, every 20 shares of Sadot’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock without any change in the par value of $0.0001 per share. The Reverse Stock Split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 14.8 million shares to approximately 744 thousand shares. The total number of shares of common stock authorized for issuance will then be reduced by a corresponding proportion from 250,000,000 shares to 12,500,000 shares. The Company is a Nevada corporation, and pursuant to the Nevada Revised Statutes, shareholder approval was not required to effect the Reverse Stock Split as both the number of authorized shares of the Common Stock and the number of issued and outstanding shares of the Common Stock were proportionally reduced as a result of the Reverse Stock Split.

Proportional adjustments will be made to the number of shares of common stock issuable upon exercise or vesting of the Company’s outstanding stock options and restricted stock units as well as the applicable exercise or conversion prices, and to the number of shares issuable under the Company’s equity incentive plans and other existing agreements. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment. The Reverse Stock Split will affect all common stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity.

Sadot’s transfer agent, Computershare, Inc., will provide information to stockholders regarding their stock ownership following the Reverse Stock Split. Stockholders holding their shares in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the Reverse Stock Split as their accounts will be automatically adjusted to reflect the number of shares owned. Beneficial holders are encouraged to contact their bank, broker or other nominee with any procedural questions.

About Sadot Group Inc.

Sadot Group Inc. is headquartered in Burleson, Texas with subsidiary operations throughout the world. For more information, please visit www.sadotgroupinc.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Sadot Group, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

IR@sadotco.com